Exhibit 10.4

Execution Copy

Newton Acquisition, Inc.

October 4, 2005

Mr. Burton Tansky
Chief Executive Officer
The Neiman Marcus Group, Inc.
1618 Main Street
Dallas, Texas 75201

Re:  Opportunity to Acquire Shares and Options

Dear Burt,

As you know, The Neiman Marcus Group, Inc. (“NMG”) is in the process of undergoing a change of control, and following the change of control, 100% of its outstanding shares will be owned by an entity called Newton Acquisition, Inc. (“Newco”).  This transaction is pursuant to an Agreement and Plan of Merger, dated as of May 1, 2005, by and among Newco, Newton Acquisition Merger Sub, Inc. and NMG (the “Merger Agreement”).  Although a delay is possible, we expect that the closing of the transaction will occur on October 6, 2005 (the “Closing”).

In connection with the transaction, we are pleased to offer you the opportunity to invest in shares of common stock of Newco (the “Shares”) on the terms and conditions set out below.  In addition, pursuant to the terms of the non-qualified stock option agreements (each, an “Option Grant Agreement”) awarding those options as set forth on Schedule I hereto (the “Rollover Options”), the Committee (as defined in each such Option Grant Agreement) has determined on October 3, 2005 (the “Committee Determination”) that these Rollover Options will not be subject to the cash-out provisions of Section 2.2 of the Merger Agreement and will therefore remain outstanding as of the Closing unless you choose to exercise them prior thereto, and Newco has agreed to assume and adjust the Rollover Options not so exercised to provide you with options to purchase shares of common stock of Newco (the “Newco Options” and together with the Shares, your “Newco Equity”) on the same terms and conditions as set forth in the applicable Option Grant Agreement and the plan pursuant to which such awards were made, except as expressly set forth herein.  In addition to the Rollover Options, you hold shares of common stock of NMG and are being given the opportunity to invest on a tax-deferred basis by “rolling over” some of these shares of common stock of NMG (any such shares being rolled over, the “Rollover Shares”).

1.             Merger Consideration; Rollover Equity.  As a result of the transactions contemplated by the Merger Agreement, absent an election to contribute or “rollover” the Rollover Shares as contemplated in this agreement (this “Agreement”), you would be entitled, with respect to your

Rollover Shares, to the “Merger Consideration” (as defined in the Merger Agreement).  In particular, you would be entitled to the Merger Consideration in exchange for each Rollover Share (the aggregate such amount with respect to the Rollover Shares, the “Rollover Share Merger Consideration”).  You would also be entitled to the same consideration for shares you received pursuant to an election, prior to the Closing, to exercise some or all of the Rollover Options (the aggregate such amount with respect to the Rollover Options, the “Rollover Option Merger Consideration” and, with the Rollover Share Merger Consideration, the “Rollover Merger Consideration”).  By completing the Acceptance Form below, you agree (i) not to exercise the Rollover Options and (ii) to contribute your Rollover Shares to Newco.  Newco agrees to accept your Rollover Shares and assume and adjust your Rollover Options as provided herein.  This rollover will occur as set forth below in “Sale and Purchase of Newco Equity; Rollover Mechanics”, and you hereby agree that as a result you will not be entitled to receive any Rollover Merger Consideration.

2.             Sale and Purchase of Newco Shares; Rollover Mechanics.  By completing and returning the Acceptance Form below, you agree to, immediately prior to the Closing, contribute your Rollover Shares to Newco and agree to forego any Rollover Share Merger Consideration to which you would otherwise have been entitled absent an election to invest in the Shares.  The Rollover Shares so contributed will be canceled and retired without any conversion thereof or payment or distribution thereon, as set forth in Section 2.1(b) of the Merger Agreement.  Additionally, pursuant to the terms of the Option Grant Agreements, you will, immediately prior to the Closing, cease to have any rights with respect to your Rollover Options including any Rollover Option Merger Consideration to which you would otherwise have been entitled absent the Committee Determination and your agreement not to exercise the Rollover Options.  The Rollover Options will be converted into the Newco Options without any payment or distribution thereon.

In exchange for the Rollover Shares, you will receive such number of Shares having an aggregate value equal (based on the valuation and capitalization set forth in Schedule I) to the aggregate value of the Rollover Shares immediately prior to the Closing as indicated on the Acceptance Form.  As soon as practicable following the Closing, you will either become the holder of record or receive physical certificates of the Shares.

3.             Rollover Share Certificates; Assumption and Adjustment of the Rollover Options.  With respect to the Rollover Shares, you hereby authorize NMG to take such action as may be necessary to cause the Rollover Shares to be rolled over.

You agree that you will not exercise the Rollover Options prior to the Closing.  Newco agrees to assume the Rollover Options on their current terms and conditions, except that:

(a)   the Newco Options will be fully vested at all times, except as provided in Section 7(b) below;

(b)   the Newco Options will be exercisable for Shares;

(c)   the exercise price per Share of each Newco Option will equal the lesser of (i) 25% of the fair market value of a Share, or (ii) the percentage of the fair market value of a Share that equals the ratio of the exercise price per NMG share of such option to the Merger Consideration;

(d)   the number of Shares underlying each Newco Option shall be as set forth in Schedule I; and

(e)   at least 10 days prior to the termination or expiration of any Newco Option for any reason, if there is not a Public Market (as defined in the Stockholders’ Agreement) for the Shares, Newco will permit you to exercise any such vested Newco Options through net-physical settlement (i.e., by delivery of Shares net of the number of Shares having a Fair Market Value (as defined in the Stockholders’ Agreement, defined below) equal to the applicable exercise price and applicable withholding taxes at the minimum statutory rate), unless (i) Newco’s independent auditors determine that net-physical settlement of any such Newco Options would produce less-favorable accounting consequences for Newco or its affiliates than if you paid the exercise price for any such vested Newco Options in cash (other than those that would have an immaterial effect) or (ii) Newco receives advice from counsel, in accordance with Section 10 below, that such net-physical exercise would result in a penalty under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  If, in accordance with this paragraph, you are entitled to exercise Newco Options through net-physical exercise, Fair Market Value will be determined as set forth in the Stockholders’ Agreement, including any right to an Outside Appraisal (as defined therein).

4.             Acceptance and Closing; Conditions.  You may accept this offer and the terms of this Agreement by completing and returning the Acceptance Form below, in which case the closing of the acquisition of your Newco Equity will occur immediately after the Closing.  This offer is conditioned upon the occurrence of the Closing.  If the Closing does not occur on or before October 17, 2005 (the “Closing Deadline”), this Agreement will be canceled and you will have no rights with respect hereto and any Rollover Shares that you have transferred or cash payment that you have made pursuant to Section 3 will be returned to you; provided, that if Newco determines on or before the Closing Deadline and in good faith that the Closing is likely to occur on or before October 31, 2005, the Closing Deadline shall automatically be extended to October 31, 2005.

5.             Limitation.  Newco, in its discretion, may limit the number of Shares that you may purchase, and therefore may choose not to accept the full amount of your investment election with respect to your Rollover Shares.  Rollover Shares not so accepted pursuant to the preceding sentence will be treated in accordance with the provisions of the Merger Agreement.

6.             Vesting.  Your Shares when issued will be fully vested.

7.             Stockholders’ Agreement; Certain Other Agreements.

(a)   By completing and returning the Acceptance Form below, you agree to become a party to the Management Stockholders’ Agreement, a copy of which is attached hereto as Annex A, as may be amended from time to time in accordance with its terms (the “Stockholders’ Agreement”) and you will be subject to the terms and conditions thereof with respect to your Shares; provided that the Shares shall not be subject to the call right in Section 3(b).  Newco agrees that it will, and that it will cause the Majority Stockholder (as defined below) to, also become a party to the Stockholders’ Agreement.

(b)   In addition to the terms and conditions of the Stockholders’ Agreement, with respect to Newco Options for a total of 1,810.4095 Shares, as determined pursuant to Schedule I (the “Excess Options”), in the event that, on or before the first anniversary of the Closing, your employment with NMG or any of its affiliates terminates as a result of NMG or its affiliates terminating your employment for Cause (as such term is defined in your employment agreement with NMG, dated October 6, 2005 (your “Employment Agreement”)), your voluntary resignation other than for your retirement or for Good Reason (as such term is defined in your Employment Agreement), Newco and its affiliates shall have the right, at any time until the earlier of (x) the fifth anniversary of the Closing or (y) a Public Market (as such term is defined in the Stockholders’ Agreement) exists for the Shares, to, at any time after delivery of a notice to you or your estate:

i.            Cancel each Excess Option in exchange for a cash payment for each Share underlying such Excess Option being canceled equal to the difference between (1) the lesser of (A) Fair Market Value of the Share (as such term is defined in the Stockholders’ Agreement and subject to any right to seek an Outside Appraisal in accordance with the Stockholders’ Agreement) underlying such Excess Option and (B) $1,445 (whichever such amount applies, the “Excess Share Buyout Price”) and (2) the per Share exercise price of such Excess Option being canceled; or

ii.           Purchase any or all Shares you hold as a result of the exercise of any or all of the Excess Options for the Excess Buyout Price.

(c)   If, after the Closing Date but prior to the existence of a Public Market, Newco or Newton Holding, LLC (“Newton LLC”) proposes to issue additional shares of common stock of Newco or membership interests of Newton LLC (in each case with the exception of any issuance in connection with any merger, acquisition or similar corporate event or to employees pursuant to an employee incentive plan), Newco or Newton LLC, as applicable, shall provide written notice (the “Issuance Notice”) to you of such anticipated issuance no later than ten (10) days prior to the anticipated issuance date.  The Issuance Notice shall set forth the material terms and conditions of the issuance, including the proposed purchase price for the new shares of common stock of Newco or membership interests of Newton LLC.  You shall have the right, upon receipt of the Issuance Notice, to purchase additional shares of common stock of Newco up to your pro rata portion (based on the number of shares of common stock of Newco you own or subject to vested stock options you hold immediately prior to such issuance), at the price and on the terms and conditions specified in the Issuance Notice by delivering an irrevocable written notice to Newco no later than five (5) days before the anticipated issuance date, setting out the number of new shares of common stock of Newco for which the right is exercised; provided that if the issuance is of membership interests in Newton LLC, your pro rata portion shall be calculated as if the shares of common stock of Newco held by you and all other holders of the shares of common stock of Newco (other than Newton LLC) were converted into membership interests in Newton LLC and you held such membership interests together with all of the holders of membership interests in Newton LLC on the date the notice was delivered.  If you fail to exercise all or a portion of your preemptive rights, Newco or Newton LLC, as applicable, shall be permitted to complete the proposed issuance without any further notice or action related to the rights provided in this Section 7(d).  In the event that Newton LLC proposes to issue new membership interests, Newton LLC and Newco may determine, in their sole discretion, to permit you to exercise your preemptive rights to purchase membership interests in Newton LLC rather than additional shares of common stock of Newco.

8.             Tax Reporting.  It is intended that the rollover of the Rollover Shares and Rollover Options contemplated herein shall be treated as a tax-free transfer under the Code.

All discussions of U.S. federal tax considerations in this document have been written to support the marketing of the Shares.  Such discussions were not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding U.S. federal tax penalties.  You should consult your own tax advisers in determining the tax consequences of the rollover and of holding the Shares, including the application to your particular situation of the U.S. federal tax considerations discussed herein, as well as the application of state, local, foreign, or other tax laws.

9.             Representations; Acknowledgements.  By signing below and completing and returning the Acceptance Form, you hereby represent and warrant to Newco and NMG that:

(i)                                     you have the requisite power, authority and capacity to execute this Agreement and to deliver or cause to be delivered the Rollover Shares, to perform your obligations under this Agreement and to consummate the transactions contemplated hereby;

(ii)                                  the Acceptance Form has been duly and validly executed and delivered by you and constitutes your legal, valid and binding obligation, enforceable against you in accordance with its terms, except to the extent that such validly binding effect and enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws relating to or affecting creditors’ rights generally;

(iii)                               the Shares are being acquired for your own account, for investment purposes only and not with a view to or in connection with any distribution, reoffer, resale, public offering or other disposition thereof not in compliance with the Securities Act of 1933 (the “Securities Act”), as may be amended from time to time, or any applicable United States federal or state securities laws or regulations;

(iv)                              you are an “accredited investor”, as defined in Rule 501(a) under the Securities Act, which means you are:

a.               A person whose individual net worth, or joint net worth with your spouse, exceeds $1,000,000;         OR

b.              A person whose income exceeded $200,000 in each of the two most recent years, or joint income with your spouse exceeded $300,000 in each of those years, and you have a reasonable expectation of reaching the same income level in this year;

(v)                                 you possess such expertise, knowledge, and sophistication in financial and business matters generally, and in the type of transaction in which NMG and Newco propose to engage in particular;

(vi)                              you have had access to all of the information and individuals with respect to the Shares and your investment that you deem necessary to make a complete evaluation thereof;

(vii)                           you have had an opportunity to consult an independent tax and legal advisor and your decision to acquire the interest for investment has been based solely upon your evaluation;

(viii)                        you are aware that the Internal Revenue Service or other relevant taxing authority may take a position regarding the rollover contemplated in this Agreement and/or the tax classification of Newco and the Shares contrary to that intended by Newco as provided in this Agreement and except as specifically provided in Section 10 herein you shall be solely responsible for any and all tax or other liabilities that may result from the IRS’s or other relevant taxing authority’s position; and

(ix)                                you are aware that the Stockholders’ Agreement provides significant restrictions on your ability to dispose of the Newco Equity.

By electing to contribute the Rollover Shares and not to exercise your Rollover Options pursuant to this Agreement, you acknowledge that you are instructing Newco and its affiliates to distribute to you, following the Closing, Shares and Newco Options instead of cash, as described above, and you hereby acknowledge that you do not have, and will not assert that you have, any claim against Newco, the Majority Stockholder (as defined below) or their respective affiliates to receive the Merger Consideration or any other payment in exchange for the Rollover Shares, except as contemplated herein.

The “Majority Stockholder” shall mean, collectively or individually as the context requires, Newton Holding, LLC, TPG Newton III, LLC, TPG Partners IV, L.P., TPG Newton Co-Invest I, LLC, Warburg Pincus Private Equity VIII, L.P., Warburg Pincus Netherlands Private Equity VIII C.V. I, Warburg Pincus Germany Private Equity VIII K.G, Warburg Pincus Private Equity IX, L.P and/or their respective affiliates, successors or assigns.

10.           Section 409A of the Code; Other Tax Provisions.  If Newco receives the advice of counsel selected by Newco and reasonably acceptable to you that any payment or distribution with respect to the Rollover Shares or Rollover Options (or the Shares and Newco Options you receive as a result of rolling over the Rollover Shares or Rollover Options) or the conversion of the Rollover Shares or Rollover Options into Shares and Newco Options pursuant to the terms of this Agreement (the “Payment”) would result in the imposition of a 20% additional tax pursuant to Section 409A of the Code, Newco shall have the right to make such modifications or amendments to Shares and/or Newco Options as are reasonably necessary to avoid the application of Section 409A of the Code, after consultation with you and your counsel.  In making any such amendments or modifications, Newco shall take all steps to put you in substantially the same economic position as you would have been in had such modifications or amendments not been made, to the extent reasonably practical.  You hereby stipulate that Cleary Gottlieb Steen and Hamilton LLP is acceptable counsel for purposes of this Section 10.  If, after giving effect to any such modifications or amendments, any Payment results in the imposition of an 20% additional tax, penalties and interest under Section 409A of the Code, Newco will pay the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any 20% additional tax imposed under Section 409A of the Code, and any federal, state and local income, employment and excise tax imposed upon any Gross-Up Payment shall be equal to such 20% additional tax, penalties and interest.

In addition, the parties hereto expect that the rollover will be treated for federal income tax purposes as a tax-free rollover.  In the event the Internal Revenue Service challenges the structure of the rollover of your Rollover Shares or Rollover Options into Newco Equity, as set forth herein, the parties shall use their reasonable efforts and take reasonable actions to minimize any adverse tax treatment, including, without limitation, exercising Options.  If, after taking all reasonable and appropriate actions, you incur penalties or interest as a result of the Internal Revenue Service’s challenge, Newco will indemnify you for such penalties and interest costs on a net after-tax basis as described in the preceding paragraph.

11.           Other NMG Interests.  You acknowledge that any other equity or equity-based interests that you hold in NMG that you do not elect to roll over, or which are not accepted for rollover for any reason pursuant to this Agreement, will be treated in accordance with the Merger Agreement.

12.           Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

13.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

*              *              *              *              *

[Signature Page Follows]

Please sign your name on the space provided below and please indicate whether and how you would like to invest in Newco by completing and executing the Acceptance Form attached to the end of this Agreement.  Please return an executed copy of this Agreement and the Acceptance Form in original form or by FAX no later than 1:00 p.m. (Central Daylight Time) on Monday, October 4, 2005 to the attention of Marita O’Dea, The Neiman Marcus Group, 1618 Main Street Dallas, TX 75201. The fax number is 214-743-7605.  (If you fax your election form on Monday, the original should be delivered to Marita O’Dea no later than Wednesday, October 5, 2005).

Sincerely,

/s/ David Spuria
Newton Acquisition, Inc.
	By:	David Spuria
	Title:	Vice President

Agreed to and Accepted by:

/s/ Burton M. Tansky
Burton M. Tansky

By execution below, NMG and its respective affiliates agree, if so directed by you, to use reasonable efforts to effect a rollover pursuant to this Agreement as a tax-free distribution, unless otherwise required pursuant to a final determination, as defined in Section 1313 of the Code:

/s/ Nelson A. Bangs
for The Neiman Marcus Group, Inc.
By:	Nelson A. Bangs
Title:	Senior Vice President

S-1

Acceptance of Offer to Acquire Shares and Options of Newco (the “Acceptance Form”)

Pursuant to the terms and conditions set forth in letter to me dated October 4, 2005 (the “Letter”), I, Burton M. Tansky, hereby elect make an investment in Newco in the amount and manner below:

1.  I will purchase Shares by contributing to Newco 13,419 shares of common stock of NMG having a value of $1,341,900 (at $100 per share).

2. I will not exercise any of the options to purchase NMG shares listed on Schedule I, which have an aggregate in-the-money value of $7,908,125.

Aggregate Investment = $9,250,025 (sum of 1 and 2)

/s/ Burton M. Tansky
Burton M. Tansky

October 4, 2005
Date

SCHEDULE I

Assumptions:
Equity Investment by Sponsors:	$1,445,000,000.00
Shares Issued to LLC	1,000,000
Fair Market Value Per Share of Parent	$1,445.00

Fair Market Value Per NMG Share	$100.00
Total Management Investment (including Tansky option rollover)	$25,629,355.00
Management Invest (excluding Tansky roll)	$17,721,230.00
Tansky option roll (spread)	$7,908,125
Shares Issued to Management at Closing	12,263.8270
Number of Shares Would Get with $7,908,125 Investment	5,472.7509
Shares after management invests (fully diluted basis)	1,017,736.5779
Original Pool (Before Adjustment for Tansky Options)	82,519.1820
Pool Issued at Closing (Before Adjustment for Tansky Options)	77,017.9032
Tansky Portion of the Pool (23.5784%)	18,159.5893
Tansky Portion of Options that are Time-Based	9,079.7946
Tansky Portion of Time-Based Options that Vest Each Year	2,269.9487

Existing Options - $100/share

Expiration Date	Strike Price	Number of Options	Spread
9/23/2010	$35.6250	63,000	4,055,625.0000

5/16/2011	$36.5000	25,000	1,587,500.0000

9/22/2011	$24.5000	30,000	2,265,000.0000

		118,000	7,908,125.0000

Rollover Options

Expiration Date	Unadjusted Strike Price	Number of Options	Adjusted Strike Price	Adjusted Number of Options	Spread	Excess Options

9/23/2010	$514.7813	4,359.8616	$361.2500	3,742.2145	4,055,625.0000	935.5536

5/16/2011	$527.4250	1,730.1038	$361.2500	1,464.8212	1,587,500.0000	366.2053

9/22/2011	$354.0250	2,076.1246	$354.0250	2,076.1246	2,265,000.0000	508.6505

		8,166.0900		7,283.1603		1,810.4095

Tansky Option Summary

Total Adjusted Rollover Options Granted at Closing:*	7,283.1603

Excess Options	1,810.4095
Tranche 1 of 23.5784% of 7.0% Pool after reduction for excess option	459.5392

* If Tansky had invested his option spread at closing he would have been entitled to 5,472.7509 options. To maintain proper leverage, Tansky’s option grant under the Management Equity Incentive Plan 7% Pool must be reduced by 1,810.4095, which equals the number of shares underlying his Adjusted Rollover Options minus the number of shares he would have received had he invested cash at closing.

MANAGEMENT STOCKHOLDERS’ AGREEMENT

MANAGEMENT STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of October 6, 2005, between Newton Acquisition, Inc. (the “Company”), the Majority Stockholder (as defined below) and the individuals listed on Schedule A attached hereto (the “Management Stockholder”).

WHEREAS, the Management Stockholder may be the owner of shares of common stock of the Company, $0.01 par value per share (“Common Stock”) and/or may be granted options to purchase Common Stock (the “Options”), pursuant to The Newton Acquisition, Inc. Management Equity Incentive Plan (the “Plan”); and

WHEREAS, as a condition to the issuance of any shares of Common Stock by the Company to the Management Stockholder, the Management Stockholder is required to execute this Agreement; and

WHEREAS, the Management Stockholder, the Majority Stockholder and the Company desire to enter into this Agreement and to have this Agreement apply to any shares of Common Stock acquired by the Management Stockholder from whatever source (in the aggregate, the “Shares”);

NOW THEREFORE, in consideration of the premises hereinafter set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows.

1.                                       Definitions.  As used in this Agreement, the following capitalized terms shall have the following meanings:

(a)                                  “Affiliate” shall means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(b)                                 “Board” shall mean the Board of Directors of the Company or any committee appointed by the Board to administer the Plan pursuant to the terms of the Plan.

(c)                                  “Cause” shall mean, when used in connection with the termination of a Management Stockholder’s Employment, unless otherwise provided in any stock option grant agreement entered between the Company and the Management Stockholder with respect to any Options that may be granted under the Plan, effective employment agreement or other written agreement with respect to the termination of a Management Stockholder’s Employment, the termination of the Management Stockholder’s Employment with the Company and all Affiliates on account of (i) a failure of the Management Stockholder to substantially perform his or her duties (other than as a result of physical or mental illness or injury) that has continued after NMG has provided written notice of such failure and Executive has not cured such failure within 30 days of the date of such written notice; (ii) the Management Stockholder’s willful misconduct or gross negligence which is materially injurious to the Company; (iii) a breach by a Management Stockholder of the Management Stockholder’s fiduciary duty or duty of loyalty to the Company and its Affiliates; (iv) the Management Stockholder’s unauthorized removal from the premises of the Company or an Affiliate of any document (in any medium or form) relating to the Company or an Affiliate or the customers of the Company or an Affiliate; or (v) the commission by the Management Stockholder of any felony or other serious crime involving moral turpitude.  Any rights the Company or an Affiliate may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Company or Affiliate may have under any other agreement with the Management Stockholder or at law or in equity.  If, subsequent to a Management Stockholder’s termination of Employment, it is discovered that such Management Stockholder’s Employment could have been terminated for Cause, the Management Stockholder’s Employment shall, at the election of the Board, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.  Notwithstanding the foregoing, a failure to meet performance expectations shall not, by itself, constitute Cause hereunder where the Board determines that the Management Stockholder has performed his duties in good faith.

(d)                                 “Change of Control” shall mean the occurrence of any of the following events after the Effective Time: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company on a consolidated basis to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof other than to a Majority Stockholder; (ii) the approval by the holders of the outstanding voting power of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) (A) any Person or Group (other than the Majority Stockholder) shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of Common Stock representing more than 40% of the aggregate outstanding voting power of the Company and such Person or Group actually has the power to vote such Common Stock in any such election and (B) the Majority Stockholder beneficially owns (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Company than such other Person or Group; (iv) the replacement of a majority of the Board over a two-year period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved or who were nominated by, or designees of, a Majority Stockholder; or (v) consummation of a merger or consolidation of the Company with another entity in which holders of the Common Stock of the Company immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than 50% of the common equity interest in the surviving corporation in such transaction and the Majority Stockholder does not hold a sufficient amount of voting power (or similar securities) to elect a majority of the surviving entity’s board of directors.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur as a result of any event or transaction to the extent that treating such event or transaction as a Change of Control would cause any tax to become due under Section 409A of the Code.

(e)                                  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)                                    “Disability” shall mean, unless otherwise provided in any stock option grant agreement entered between the Company and the Management Stockholder with respect to any Options that may be granted under the Plan, effective employment agreement or other written agreement, a permanent disability as defined in the Company’s or an Affiliate’s disability plans, or as defined from time to time by the Company, in its discretion.

(g)                                 “Effective Time” shall have the meaning set forth in the Agreement and Plan of Merger by and among the Company, Newton Acquisition Merger Sub, Inc. and The Neiman Marcus Group, Inc, dated as of May 1, 2005.

(h)                                 “Employment” shall mean employment with the Company or any Affiliate and shall include the provision of services as a director or consultant for the Company or any Affiliate.  “Employee” and “Employed” shall have correlative meanings.

(i)                                     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(j)                                     “Fair Market Value” shall mean, as of any date:

i.                  prior to the existence of a Public Market (as defined in Section 6 below) for the Common Stock, the value per share of Common Stock as determined in good faith by the Board; or

ii.               on which a Public Market for the Common Stock exists, (i) closing price on such day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. (“NASD”) selected by the Board.  The Fair Market Value of a share of Common Stock as of any such date on which the applicable exchange or inter-dealer quotation system through which trading in the Common Stock regularly occurs is closed shall be the Fair Market Value determined pursuant to the preceding sentence as of the immediately preceding date on which the

Common Stock is traded, a bid and ask price is reported or a trading price is reported by any member of NASD selected by the Board.  In the event that the price of a share of Common Stock shall not be so reported or furnished, the Fair Market Value shall be determined by the Board in good faith to reflect the fair market value of a share of Common Stock.

(k)                                  “Good Reason” shall mean, unless otherwise provided in any stock option grant agreement entered between the Company and the Management Stockholder with respect to any Options that may be granted under the Plan, effective employment agreement or other written agreement with respect to the termination of a Management Stockholder’s Employment,  (i) a material diminution in a Management Stockholder’s duties and responsibilities other than a change in such Management Stockholder’s duties and responsibilities that results from becoming part of a larger organization following a Change of Control, (ii) a decrease in a Management Stockholder’s base salary, bonus opportunity or benefits other than a decrease in bonus opportunity or benefits that applies to all employees of the Company or its Affiliates otherwise eligible to participate in the affected plan, or (iii) a relocation of a Management Stockholder’s primary work location more than 50 miles from the Management Stockholder’s work location immediately prior to the Management Stockholder’s execution of this Agreement, without the Management Stockholder’s prior written consent; provided that, within thirty days following the occurrence of any of the events set forth herein, the Management Stockholder shall have delivered written notice to the Company of his or her intention to terminate his or her Employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Management Stockholder’s right to terminate Employment for Good Reason, and the Company shall not have cured such circumstances within thirty days following the Company’s receipt of such notice.

(l)                                     “Majority Stockholder,” for purposes of this Agreement, shall mean, collectively or individually as the context requires, Newton Holding, LLC, TPG Newton III, LLC, TPG Partners IV, L.P., TPG Newton Co-Invest I, LLC, Warburg Pincus Private Equity VIII, L.P., Warburg Pincus Netherlands Private Equity VIII C.V. I, Warburg Pincus Germany Private Equity VIII K.G , Warburg Pincus Private Equity IX, L.P and/or their respective Affiliates.

(m)                               “Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

(n)                                 “Retirement” shall mean, when used in connection with the termination of a Management Stockholder’s Employment, a voluntary resignation of Employment by the Management Stockholder that occurs on or after (i) the first date on which the Management Stockholder has both attained age 60 and completed 10 years of service with the Company or its Affiliates or (ii) the date on which the Management Stockholder attains age 65.

(o)                                 “Securities Act” shall mean the Securities Act of 1933, as amended.

(p)                                 “Transfer” shall mean any transfer, sale, assignment, gift, testamentary transfer, pledge, hypothecation or other disposition of any interest.  “Transferee” and “Transferor” shall have correlative meanings.

2.                                       Investment; Issuance of Shares.

(a)                                  The Management Stockholder represents that the Shares are being acquired for investment and not with a view toward the distribution thereof.

(b)                                 Issuance of Shares.  The Management Stockholder acknowledges and agrees that the certificate for the Shares shall bear the following legends (except that the second paragraph of this legend shall not be required after the Shares have been registered and except that the first paragraph of this legend shall not be required after the termination of this Agreement):

The shares represented by this certificate are subject to the terms and conditions of a Management Stockholders’ Agreement dated as of October 6, 2005 and may not be sold, transferred, hypothecated, assigned or encumbered, except as may be permitted by the aforesaid Agreement.  A copy of the Management Stockholders’ Agreement may be obtained from the Secretary of the Company.

The shares represented by this certificate have not been registered under the Securities Act of 1933.  The shares have been acquired for investment and may not be sold, transferred, pledged or hypothecated in the absence of an effective registration statement for the shares under the Securities Act of 1933 or an opinion of counsel for the Company that registration is not required under said Act.

Upon the termination of this Agreement, or upon registration of the Shares under the Securities Act, the Management Stockholder shall have the right to exchange any Shares containing the above legend (i) in the case of the registration of the Shares, for Shares legended only with the first paragraph described above and (ii) in the case of the termination of this Agreement, for Shares legended only with the second paragraph described above.

3.                                       Transfer of Shares; Call Rights; Put Rights.

(a)                                  The Management Stockholder agrees that he will not cause or permit the Shares or his interest in the Shares to be sold, transferred, hypothecated, assigned or encumbered except as expressly permitted by this Section 3; provided, however, that the Shares or any such interest may be Transferred (i) on the Management Stockholder’s death by bequest or inheritance to the Management Stockholder’s executors, administrators, testamentary trustees, legatees or beneficiaries, (ii) subject to compliance with all applicable tax, securities and other laws, any “Family Member” as such term is defined in the Form S-8 Registration Statement under the Securities Act as of the date of Transfer, and (iii) in accordance with Section 4 of this Agreement, subject in each case to the agreement by each Transferee (other than the Company or as otherwise permitted by the Company) in writing to be bound by the terms of this Agreement as if such Transferee had been an original signatory hereto and provided in any such case that, in the case of a Transfer pursuant to Section 3(a)(i) or (ii), such Transfer will not be permitted if it would cause the Company to be required to register the Common Stock under Section 12(g) of the Exchange Act.

(b)                                 (i)  In the event the Management Stockholder’s Employment with the Company is terminated by the Company for Cause or by the Management Stockholder for any reason other than Good Reason, death, Disability or Retirement, the Company (or its designated assignee) shall have the right, during the 120-day period following the later to occur of (x) such termination of Employment and (y) the date on which the Management Stockholder or Transferee has held the Shares most recently acquired to be sold pursuant to this Section 3(c) for at least six (6) months, to purchase from the Management Stockholder or the Management Stockholder’s Transferee, and upon the exercise of such right the Management Stockholder or such Transferee shall sell to the Company (or its designated assignee), all or any portion of the Shares acquired by the Management Stockholder or Transferee on the exercise of Options and held by the Management Stockholder or Transferee as of the date as of which such right is exercised at a per Share price equal to the Fair Market Value of a share of Common Stock determined as of the date such right is exercised.  The Company (or its designated assignee) shall exercise such right by delivering to the Management Stockholder or Transferee, as applicable, a written notice specifying its intent to purchase Shares held by the Management Stockholder or Transferee (the “Call Notice”), the date as of which such right is to be exercised and the number of Shares to be purchased.  Such purchase and sale shall occur on such date as the Company (or its designated assignee) shall specify, which date shall be within thirty (30) days after the date on which the Call Notice is delivered or the Outside Appraisal is delivered.  The Company will use commercially reasonable efforts to make the payment for the Shares in cash on the date of such purchase and sale; provided that, despite using such efforts, if such payment will result in the violation of the terms or provisions of, or result in a default or event of default under, any guarantee, financing or security agreement or document entered into by the Company or any of its Affiliates and in effect on such date (hereinafter a “Financing Agreement”), the Company may delay any such payment for no more than two (2) years.  In the event the payment of the purchase price is delayed as a result of a restriction imposed by a Financing Agreement as provided above, such payment shall be made without the application of further conditions or impediments as soon as practicable after the payment of such purchase price would no longer result in the violation of the terms or provisions of, or result in a default or event of default under, any Financing Agreement, and such payment shall equal the amount that would have been paid to the Management Stockholder or Transferee if no delay had occurred plus interest for the period from the date on which the purchase price would have been paid but for the delay in payment provided herein to the date on which such payment is made (the “Delay Period”), calculated at an annual rate equal to the average annual prime rate charged during the Delay Period by a nationally recognized bank designated by the Board plus two (2) percentage points.  In the event that the Company is not able to make payment within two (2) years after the date specified in the Call Notice, the Company will, upon the written request of the Management Stockholder or Transferee, cancel the Call Notice and return to the Management Stockholder or Transferee the Shares subject to the Call Notice (as adjusted to take into account any corporate transactions during the intervening period) in exchange for cancellation of the debt and any interest payments that would have otherwise been payable thereon.

(ii)                                  In the event that the Management Stockholder or Transferee disagrees with the Company’s determination of the Fair Market Value of a Share, the Management Stockholder or Transferee shall have the right to require the Company to seek an appraisal to determine the Fair Market Value of a Share in lieu of the Board determination (an “Outside Appraisal”); provided that the Transferee shall not be entitled to an Outside Appraisal in the event an appraisal to determine the Fair Market Value of a Share has been done within the three-month period immediately preceding delivery of the Call Notice and the Board determines in good faith that no event has occurred that would result in the prior determination of Fair Market Value being materially inaccurate.  Any such Outside Appraisal shall be made by one qualified person (which can be an accounting firm or investment banking firm or similar firm) (each, an “Appraiser”), having substantial experience in the valuation of similar enterprises in the United States.  The Company and the Management Stockholder or Transferee shall mutually agree upon such Appraiser within 30 days of the Call Notice; provided that in the event an appraisal to determine Fair Market Value of a Share has been done within the twelve-month period immediately preceding delivery of the Call Notice, the Outside Appraisal shall be done by the same Appraiser that performed the prior appraisal unless the Company consents to a different Appraiser.  The Company shall each bear 100% of the fees and expenses of the Appraiser.

(c)(i)                       In the event the Management Stockholder’s Employment with the Company terminates due to the death or Disability of the Management Stockholder, such Management Stockholder or Transferee shall have the right, during the 120-day period following the later to occur of (x) such termination of Employment and (y) the date on which the Management Stockholder or Transferee has held the Shares most recently acquired to be sold pursuant to this Section 3(c) for at least six (6) months, to sell to the Company (or its designated assignee), and upon the exercise of such right the Company (or its designated assignee) shall purchase from the Management Stockholder or Transferee, all or any portion of the Shares held by the Management Stockholder or Transferee as of the date as of which such right is exercised at a per Share price equal to the Fair Market Value of a Share of Common Stock determined as of the date as of which such right is exercised.  The Management Stockholder or Transferee shall exercise such right by delivering to the Company a written notice (the “Put Notice”) specifying his or her intent to sell Shares held by the Management Stockholder or Transferee, the date as of which such right is to be exercised and the number of Shares to be sold.  Such purchase and sale shall occur on such date as the Company (or its designated assignee) and the Stockholder shall agree, which date shall be within thirty (30) days after the later of the delivery of the Put Notice or the delivery of the Outside Appraisal.  The Company will use commercially reasonable efforts to make the payment for the Shares in cash on the date of such purchase and sale; provided that, despite using such efforts, if such payment will result in the violation of the terms or provisions of, or result in a default or event of default under, a Financing Agreement, the Company may delay any such payment for no more than two (2) years.  In the event the payment of the purchase price is delayed as a result of a restriction imposed by a Financing Agreement as provided above, the Company shall notify the Management Stockholder or Transferee as soon as practicable of the need for such a delay (the “Delay Notice”), and shall permit the Management Stockholder or Transferee, within ten (10) days of the delivery of the Delay Notice, to rescind the Put Notice.  If the Management Stockholder or Transferee does not rescind the Put Notice as provided in the preceding sentence, the Put Notice shall remain outstanding and any payment in respect thereof shall be made without the application of further conditions or impediments as soon as practicable after the payment of such purchase price would no longer result in the violation of the terms or provisions of, or result in a default or event of default under, any Financing Agreement, and such payment shall equal the amount that would have been paid to the Management Stockholder or Transferee if no delay had occurred plus interest for the Delay Period, calculated at an annual rate equal to the average annual prime rate charged during the Delay Period by a nationally recognized bank designated by the Board plus two (2) percentage points.  In the event that the Company is not able to make payment within two (2) years after the date specified in the Put Notice, the Company will, upon the written request of the Management Stockholder or Transferee, cancel the Put Notice in exchange for cancellation of the debt and any interest payments that would have otherwise been payable thereon.

(ii)                                  In the event that the Management Stockholder or Transferee disagrees with the Company’s determination of the Fair Market Value of a Share, the Management Stockholder or Transferee shall have the right to require the Company to seek an Outside Appraisal in accordance with the terms and conditions set forth in Section 3(b) of this Agreement, substituting “Put Notice” in place of “Call Notice.”

(d)                                 In addition, if the Board receives the advice of counsel selected by the Company and reasonably acceptable to the Management Stockholder or any Transferee that the inclusion of the call right or the put right described in this Section 3 would result in the Option or Shares becoming subject to Section 409A of the Code, the Board shall have the right to make such modifications or amendments to this Section 3 as the Board determines are reasonably necessary to avoid the application of Section 409A of the Code without the consent of the Management Stockholder or any Transferee.  In making any such amendments or modifications, the Board shall take all steps to put the parties in substantially same economic position as they would have been in had such modifications or amendments not been made to the extent reasonably practical.  The Management Stockholder and any Transferee hereby stipulate that Cleary Gottlieb Steen and Hamilton LLP is acceptable counsel for purposes of this Section 3(d).

4.                                       Certain Rights.

(a)                                  Drag Along Rights.  If one or more Majority Stockholder desires to sell all or substantially all of the Shares of Common Stock in which it has a “pecuniary interest” as defined in Rule 16a-1 of the Exchange Act (including through the disposition of interests in Newton Holding, LLC) or a portion of the Shares of Common Stock representing Control of the Company, in either case to a good faith independent purchaser (a “Purchaser”) (other than any other Majority Stockholder, other investment partnership, limited liability company or other entity established for investment purposes and controlled by one or more of the members (other than passive investors) or the principals of the Majority Stockholder or any of their Affiliates and other than any Employees of the Majority Stockholder or their Affiliates hereinafter referred to as a “Permitted Transferee”) and said Purchaser desires to acquire all or substantially all of the issued and outstanding Shares of Common Stock (or all or substantially all of the assets of the Company) upon such terms and conditions as agreed to with the Majority Stockholder, the Management Stockholder or Transferee agrees to sell to such Purchaser a number of its Shares of Common Stock, not to exceed (a) the number of shares of Common Stock held by such Management Stockholder or Transferee multiplied by (b) a fraction, the numerator of which is the aggregate number of Shares of Common Stock in which the Majority Stockholder has a pecuniary interest that such Majority Stockholder has proposed to be transferred, and the denominator of which is the aggregate number of Shares of Common Stock in which the Majority Stockholder has a pecuniary interest (or to vote such number of his Shares in favor of any merger or other transaction which would effect a sale of such shares of Common Stock or assets of the Company) at the same price per Share of Common Stock and pursuant to the same terms and conditions with respect to payment for the Shares of Common Stock in which the Majority Stockholder has a pecuniary interest as agreed to by the Majority Stockholder; provided that, except with respect to any liability incurred by such Management Stockholder or any Transferee individually, the Management Stockholders and any Transferees shall not be liable to a Purchaser for an amount greater than the proceeds from the sale.  In such case, the Majority Stockholder shall give written notice of such sale to the Management Stockholder or Transferee at least fifteen (15) days prior to the consummation of such sale, setting forth (i) the consideration to be received by the holders of Shares of Common Stock, (ii) the identity of the Purchaser, (iii) any other material items and conditions of the proposed transfer and (iv) the date of the proposed transfer.  The Company shall be responsible for the proportionate Share of the costs of the proposed Transfer incurred by the Management Stockholders and any Transferees to the extent not paid or reimbursed by the proposed Purchaser.

For purposes of this Section 4(a), “Control of the Company” shall mean the sale or disposition in a single transaction or a series of related transactions of at least fifty percent (50)% of the issued and outstanding Shares of Common Stock or securities representing at least fifty percent (50)% of the voting power of the Company, including a disposition of interests in Newton Holding, LLC that represents 50% or more of the voting power of the Company.

(b)                                 Tag Along Rights.  (i) Subject to paragraph (iv) of this Section 4(b), if one or more Majority Stockholder or its Permitted Transferee proposes to transfer its direct or indirect pecuniary interest (as defined in Rule 16a-1 under the Exchange Act) in any Shares of Common Stock to a Purchaser (other than a

Permitted Transferee), then the Majority Stockholder or his Permitted Transferee (hereinafter referred to as a “Selling Stockholder”) shall give written notice of such proposed transfer to the Management Stockholder or Transferee (the “Selling Stockholder’s Notice”) at least thirty (30) days prior to the consummation of such proposed transfer, and shall provide notice to all other stockholders of the Company to whom the Majority Stockholder has granted similar “tag-along” rights (such stockholders together with the Management Stockholder or Transferee, referred to herein as the “Other Stockholders”) setting forth the proposed material terms and conditions of such Transfer (including price per Share).

(ii)                                  The Management Stockholder or Transferee shall have the right to elect, by delivery of written notice to the Majority Stockholder within twenty (20) days from delivery of the Selling Stockholder’s Notice, to sell to the proposed transferee a number of its Shares of Common Stock, not to exceed (a) the number of shares of Common Stock and Shares underlying vested options held by such Management Stockholder or Transferee multiplied by (b) a fraction, the numerator of which is the aggregate number of Shares of Common Stock in which the Majority Stockholder has a pecuniary interest that such Majority Stockholder has proposed to be transferred, and the denominator of which is the aggregate number of Shares of Common Stock in which the Majority Stockholder has a pecuniary interest, on the same terms and conditions (including price per share of Common Stock) as the Majority Stockholder.  In the event that the transferee does not wish to acquire all of the Shares offered by the Management Stockholder or Transferee, the number of Shares of Common Stock to be purchased by such transferee shall be allocated pro rata among the Majority Stockholders and the Other Stockholders in accordance with the number of shares of Common Stock and Shares underlying vested Options that each such stockholder elected to transfer to the transferee.

(iii)                               Any transfer of Shares by the Management Stockholder or Transferee shall be at the same price per Share of Common Stock and pursuant to the same terms and conditions with respect to payment for the Shares of Common Stock as agreed to by the Selling Stockholder with respect to the sale of its pecuniary interest in the Shares, provided, that in order to be entitled to exercise its tag-along rights pursuant to this Section 4(b), the Management Stockholder or Transferee must agree to make to the proposed Purchaser, representations, warranties, covenants, indemnities and agreements comparable to those made by the Selling Stockholder in connection with the proposed transfer and agree to the same conditions to the proposed transfer as the Selling Stockholder agrees, it being understood that all such representation, warranties, covenants, indemnities and agreements shall be made by the Selling Stockholder, the Management Stockholder or Transferee and any Other Stockholder exercising similar tag-along rights severally and not jointly.  The Selling Stockholder, the Management Stockholder and any Other Stockholder who exercises similar tag-along rights shall be responsible for their proportionate share of the costs of the proposed Transfer to the extent not paid or reimbursed by the proposed Purchaser or the Company.

(iv)                              In connection with the exercise of its tag-along rights under this Section 4(b), if the Management Stockholder or Transferee desires to exercise vested Options to acquire up to the number of Shares the Management Stockholder or Transferee is permitted to sell pursuant to the exercise of its tag-along rights pursuant to this Section 4(b), the Company will permit the Management Stockholder or Transferee to exercise any such vested Options through net-physical settlement (net of the applicable exercise price and applicable withholding taxes) if the Company’s independent auditors determine that net-physical settlement of any such Options would not produce less-favorable accounting consequences for the Company than if the Management Stockholder or Transferee paid the exercise price for any such vested Options in cash.

(v)                                 Notwithstanding anything to the contrary contained herein, the provisions of this Section 4(b) shall not apply during the period from the Effective Date through the first anniversary of the Effective Date to any sale or transfer by a Majority Stockholder of its pecuniary interest in any shares of Common Stock for a price that is equal to or less than the Fair Market Value of such share of Common Stock as of the Effective Date unless and until the Majority Stockholder, after giving effect to the proposed sale or transfer, shall have sold or transferred in the aggregate (other than to Permitted Transferees) its pecuniary interest in shares of Common Stock representing 15.0% or more of the shares of Common Stock in which the Majority Stockholder collectively had a pecuniary interest as of the Effective Time.

(c)                                  Permitted Transferees.  Any Permitted Transferee to which a Majority Stockholder’s pecuniary interest in any shares of Common Stock is Transferred shall agree to execute this Agreement as a condition to such Transfer.

5.                                       Piggyback Registration Rights.

(a)                                  Notice to Management Stockholder.  If the Company determines that it will file a registration statement under the Securities Act, other than a registration statement on Form S-4 or Form S-8 or any successor form, for an offering which includes shares of Common Stock held by the Majority Stockholder, then the Company shall give prompt written notice to the Management Stockholder or Transferee that such filing is expected to be made (but in no event less than 30 days nor more than 60 days in advance of filing such registration statement), the jurisdiction or jurisdictions in which such offering is expected to be made, and the underwriter or underwriters (if any) that the Company (or the person requesting such registration) intends to designate for such offering.  If the Company, within 15 days after giving such notice, receives a written request for registration of any Shares from the Management Stockholder or Transferee, then the Company shall include in the same registration statement the number of Shares to be sold by the Management Stockholder or Transferee as shall have been specified in his or her request, except that the Management Stockholder or Transferee shall not be permitted to register more than a Pro Rata Portion of her Shares.  The Company shall bear all costs of preparing and filing the registration statement, and shall indemnify and hold harmless, to the extent customary and reasonable, pursuant to indemnification and contribution provisions to be entered into by the Company at the time of filing of the registration statement, the seller of any shares of Common Stock covered by such registration statement.

Notwithstanding anything herein to the contrary, the Company, on prior notice to the participating Stockholder, may abandon its intention to file a registration statement under this Section 5(a) at any time prior to such filing.

For purposes of Section 5 hereof, “Pro Rata Portion” shall mean a number equal to the product of (x) the total number of Shares, including any shares of Common Stock underlying vested Options, owned by the Management Stockholder or Transferee and (y) a fraction, the numerator of which shall be the total number of shares of Common Stock offered (for sale or registration, as applicable) by the Majority Stockholder, and the denominator of which shall be the total number of shares of Common Stock owned by the Majority Stockholder.

(b)                                 Allocation.  If the managing underwriter shall inform the Company in writing that the number of shares of Common Stock requested to be included in such registration exceeds the number which can be sold in (or during the time of) such offering within a price range acceptable to the Majority Stockholder, then the Company shall include in such registration such number of shares of Common Stock which the Company is so advised can be sold in (or during the time of) such offering.  All holders of shares of Common Stock proposing to sell shares of Common Stock shall share pro rata in the number of shares of Common Stock to be excluded from such offering, such sharing to be based on the respective numbers of shares of Common Stock as to which registration has been requested by such holders.

(c)                                  Permitted Transfer.  Notwithstanding anything to the contrary contained herein, sales of Shares pursuant to a registration statement filed by the Company may be made without compliance with any other provision of this Agreement.

6.                                       Termination.  This Agreement shall terminate with respect to the Common Stock immediately following the existence of a Public Market for the Common Stock except that the requirements contained in Section 2 hereof shall survive the termination of this Agreement; provided that a Management Stockholder or his Transferee may sell Shares pursuant to Rule 144 of the Securities Act if such Management Stockholder or Transferee meets and complies with all of the applicable requirements thereof.  If, and only to the extent that, the Management Stockholder or his Transferee is not permitted to sell such Shares pursuant to Rule 144 of the Securities Act and such Shares are not included on a registration statement filed to register the sale of securities under the Securities Act, such Management Stockholder or Transferee may transfer such Shares only in accordance with Section 3(a) hereof.  For this purpose, a “Public Market” for the Common Stock shall be deemed to exist if at least 20% of the total outstanding Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act.

7.             Acknowledgement of Newton Holding, LLC and the Company.  The Company and Newton Holding, LLC (“Newton LLC”) hereby acknowledge that the Management Stockholders shall not be disadvantaged with respect to the Shares or Options solely by reason of holding shares or options to purchase shares of the Company’s Common Stock instead of membership interests or options to purchase membership interests in Newton LLC.  In the event there is a corporate transaction affecting the membership interests of Newton LLC or any dividend or distribution made to holders of the membership interests in Newton LLC in respect of such interests, the Company and Newton Holding shall take commercially reasonable steps to assure that appropriate adjustments and/or dividends or distributions are made to or in respect of the Shares such that the Management Stockholders will be in the same position in which they would have been had they received membership interests in Newton LLC instead of the Shares; provided that this Section 7 shall not be construed to entitle any Management Stockholder to any membership or other interests in Newton LLC.   For purposes of this Agreement, no Management Stockholder shall be deemed to be disadvantaged from a tax perspective by reason of his holding Options or Shares as opposed to membership interests in a limited liability company or partnership interests in a partnership.

8.             Distributions With Respect To Shares.  As used herein, the term “Shares” includes securities of any kind whatsoever distributed with respect to the Company’s Common Stock acquired by the Management Stockholder or his or her Transferee (whether pursuant to the Plan, the letter agreement dated on or about September 30, 3005 between the Company and such Management Stockholder or otherwise) or any such securities resulting from a stock split or consolidation involving such Common Stock.

9.             Amendment; Assignment.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by authorized representatives of the parties or, in the case of a waiver, by an authorized representative of the party waiving compliance.  No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive compliance with one or more of the terms hereof, as the case may be.  Except for the Management Stockholder’s right to assign his or her rights under Section 4(a) or the Company’s right to assign its rights under Section 4(b), no party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

10.           Notices. Each notice and other communication hereunder shall be in writing and shall be given and shall be deemed to have been duly given on the date it is delivered in person, on the next business day if delivered by overnight mail or other reputable overnight courier, or the third business day if sent by registered mail, return receipt requested, to the parties as follows:

If to the Majority Stockholder, to his most recent address shown on records of the Company or its Affiliate;

With a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention:  Robert J. Raymond

If to the Company:

Newton Acquisition, Inc.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Attention: General Counsel

With a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention:  Robert J. Raymond

If to the Management Stockholder, to its most recent address shown on records of the Company or its Affiliate;

With a copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention:  Gary Rothstein

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

11.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but each of which together shall constitute one and the same document.

12.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its principles of conflicts of law.

13.           Binding Effect.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the heirs, personal representatives, successors and permitted assigns of the parties hereto.  Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, or their respective heirs, personal representatives, successors or assigns, any legal or equitable rights, remedy or claim under or in respect of this Agreement or any provision contained herein.

14.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

15.           Severability.  If any term, provision, covenant or restriction of this Agreement, is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

16.           Miscellaneous.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

*     *     *     *     *     *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

NEWTON ACQUISITION, INC.

By:	/s/ David A. Spuria
Name:	David A. Spuria
Title:	Vice President

NEWTON HOLDING, LLC

By:	/s/ David A. Spuria
Name:	David A. Spuria
Title:	Vice President & Secretary

TPG NEWTON III LLC

By:	TPG Partners III, L.P., its Managing Member
By:	TPG GenPar III, L.P., its General Partner
By:	TPG Advisors III, Inc., its General Partner

By:	/s/ David A. Spuria
Name	David A. Spuria
Title:	Vice President

TPG PARTNERS IV, L.P.

By:	TPG Gen Par IV, L.P., its General Partner
By:	TPG Advisors IV, Inc., its General Partner

By:	/s/ David A. Spuria
Name:	David A. Spuria
Title:	Vice President

TPG NEWTON CO-INVEST I LLC

By:	TPG GenPar IV, L.P., its Managing Member
By:	TPG Advisors IV, Inc., its General Partner

By:	/s/ David A. Spuria
Name:	David A. Spuria
Title:	Vice President

WARBURG PINCUS PRIVATE EQUITY VIII, L.P.

By:	Warburg Pincus Partners, LLC, its General Partner
By:	Warburg Pincus & Co., its Managing Member

By:	/s/ Kewsong Lee
Name:	Kewsong Lee
Title:	Managing Director

WARBURG PINCUS NETHLANDS PRIVATE
EQUITY VIII C.V.I.

By:	Warburg Pincus Partners, LLC, its General Partner
By:	Warburg Pincus & Co., its Managing Member

By:	/s/ Kewsong Lee
Name:	Kewsong Lee
Title:	Managing Director

WARBURG PINCUS GERMANY PRIVATE
EQUITY VIII K.G.

By:	Warburg Pincus Partners, LLC, its General Partner
By:	Warburg Pincus & Co., its Managing Member

By:	/s/ Kewsong Lee
Name:	Kewsong Lee
Title:	Managing Director

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

By:	Warburg Pincus IX LLC, its General Partner

By:	/s/ Kewsong Lee
Name:	Kewsong Lee
Title:	Managing Director

SCHEDULE A

MANAGEMENT STOCKHOLDERS

By:	/s/ Gerald A. Barnes
Name:	Gerald A. Barnes

By:	/s/ Steven P. Dennis
Name:	Steve P. Dennis

By:	/s/ Jeanie Galvin
Name:	Jeanie Galvin

By:	/s/ Ronald H. Goddard
Name:	Ronald H. Goddard

By:	/s/ James J. Gold
Name:	James J. Gold

By:	/s/ Neva L. Hall
Name:	Neva L. Hall

By:	/s/ Ginny Hershey
Name:	Mary Virginia Hershey

By:	/s/ Brendan Hoffman
Name:	Brendan Hoffman

By:	/s/ Wayne A. Hussey
Name:	Wayne A. Hussey

By:	/s/ Jonathan Joselove
Name:	Jonathan Joselove

By:	/s/ Karen Katz
Name:	Karen Katz

By:	/s/ Lisa M. Kazor
Name:	Lisa M. Kazor

By:	/s/ Steven Kornajcik
Name:	Steven Kornajcik

By:	/s/ Thomas Lind
Name:	Thomas Lind

By:	/s/ Marita O’Dea Glodt
Name:	Marita O’Dea Goldt

By:	/s/ Ann S. Paolini
Name:	Ann S. Paolini

By:	/s/ John Russell Patrick
Name:	John Russell Patrick

A-1

By:	/s/ Gregory G. Shields
Name:	Gregory G. Shields

By:	/s/ Stacie Shirley
Name:	Stacie Shirley

By:	/s/ James E. Skinner
Name:	James E. Skinner

By:	/s/ Margaret E. Spaniolo
Name:	Margaret E. Spaniolo

By:	/s/ Thomas P. Stangle
Name:	Thomas P. Stangle

By:	/s/ T. Dale Stapleton
Name:	T. Dale Stapleton

By:	/s/ Ann Stordahl
Name:	Ann Stordahl

By:	/s/ Burton M. Tansky
Name:	Burton M. Tansky

By:	/s/ Kim Yee
Name:	Kim Yee

A-2